Exhibit 99.77(o)

ITEM 77O Exhibits – Transactions Effected Pursuant to Rule 10f-3

Fund Name	Issuer	Date of Purchase	Broker/Dealer Purchased From	Affiliated/Principal Underwriter of Syndicate
Voya Global Bond Fund (formerly, ING Global Bond Fund)	BPCE SA	1/13/2014	JPM	ING BANK N.V.
Voya Multi-Manager International Equity Fund (formerly, ING International Equity Fund)	Altice	1/31/2014	Goldman Sachs & Co NY	ING